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                                                                    EXHIBIT  3-D

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                            OF COLUMBIA ENERGY GROUP

         Columbia Energy Group (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

         RESOLVED, that the Board of Directors of the Corporation hereby finds it advisable that the Restated Certificate of Incorporation of the Corporation be amended to delete in its entirety the first paragraph of Article IV and to insert in lieu thereof the following paragraph:

                  The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two hundred forty million (240,000,000), of which Forty million (40,000,000) shares, of the par value of One cent ($.01) each, are to be of a class designated Preferred Stock and Two hundred million (200,000,000) shares, of the par value of One cent ($.01) each, are to be of a class designated Common Stock.

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Carolyn McKinney Afshar, its Secretary, this 1st day of June, 1999.

                                                 //s//Carolyn McKinney Afshar

                                                 By: Secretary